                                                                 Exhibit (a)1.22

                       FRANK RUSSELL INVESTMENT COMPANY

                      AMENDMENT TO MASTER TRUST AGREEMENT

                 Regarding Designations and Redesignations of
                               Classes of Shares


     AMENDMENT NO. 21 to the Amended Master Trust Agreement dated July 26, 1984 (referred to herein as the "Agreement"), done this 27/th/ day of October, 2000, by the Trustees under such Agreement.

                                  WITNESSETH:
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     WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate sub-trusts and classes thereof; and


     WHEREAS, Section 4.2 of the Agreement provides that the Trustees may fix and determine certain relative rights and preferences of the shares of the sub-trusts in accordance with the provisions of such Section 4.2; and


     WHEREAS, the Trustees wish to establish and designate additional sub-trusts and classes of shares of interest in such sub-trusts, and fix and determine certain relative rights and obligations of the shares of said classes of such sub-trusts; and


     WHEREAS, Section 4.1 of the Agreement provides that a Trustee may act for such purpose without shareholder approval;


     NOW, THEREFORE, the Trustees hereby establish and designate the following sub-trusts, authorize the designation of classes of shares and fix the rights and preferences of the shares thereof as set forth herein.


Establishment, Designation of Classes and Redesignation and Elimination of
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Classes.
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     Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further classes of sub-trusts, and without affecting the rights and preferences of any existing sub-trust or class of any existing sub-trust, the Trustees hereby establish and designate a new Class I and a new Class Y for the sub-trusts designated the "Tax-Managed Overseas Equity Fund," "Select Value Fund," and "Select Growth Fund" (the "New Funds").

     Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further classes of any sub-trusts, and without affecting the rights and performances of any existing sub-trust or class of any existing sub-trust, the Trustees hereby (i) redesignate of Class I as Class S with respect to the

Money Market Fund and Tax Free Money Market Fund (the "Money Funds") and (ii) eliminate the existing Class S, thereby reversing the previous redesignation of then-existing Class S as Class I and creation of a new Class S with respect to the Money Funds that was accomplished by Amendment No. 20 to the Agreement, done August 7, 2000.
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     In furtherance thereof, the Trustees direct that (i) new Class I Shares and Class Y Shares of each New Fund shall have all the relative rights and preferences set forth in Section 4.2 of the Agreement, shall represent an equal proportionate interest in the underlying assets and liabilities of that Sub-Trust, and shall generally have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, obligations, qualifications and terms and conditions as all other Shares of such Sub-Trust, except that:


     - each Class I and Class Y Share of a Sub-Trust shall contain such conversion feature as may be required to comply with regulations applicable to the Sub-Trust or to the issuance of Shares of the Sub-Trust;

     - each Class I and Class Y of a Sub-Trust will bear, as a charge against distributable income or gains or as a reduction in interest, differing amounts of certain expenses attributable to the Class;

     - the Board shall provide for differing payments of dividends from income or distributions of gains on a Class I and Class Y of a Sub-Trust to reflect different charges against such income or gains or otherwise to equalize the net asset values of the Classes or, in the absence of such policies, the net asset value per share of different Classes of a Sub-Trust may differ at certain times;

     - each Class I and Class Y of a Sub-Trust may be accorded such different exchange privileges from Shares of another Class as the Board may deem proper from time to time;

     - each Class I and Class Y of a Sub-Trust shall be subject to such different conditions of redemption, as shall be set forth in the Trust's registration statement from time to time;

     - each Share of any Class of a Sub-Trust will vote exclusively on matters solely affecting Shares of that Class, and shall not vote upon matters which do not affect such Class;

     - each Class I and Class Y Share of a Sub-Trust will have a different class designation from any other Class of that Sub-Trust; and

     - each Class I and Class Y of a Sub-Trust may have such additional rights and preferences, or be subject to such restrictions and qualifications, as the Trustees by resolution may determine, consistent with the provisions of the

          1940 Act and the Internal Revenue Code, as amended, and not otherwise identified above.

The undersigned hereby certify that the Amendment set forth above has been duly adopted in accordance with the provisions of the Master Trust Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.



____________________________        ___________________________________
Lynn L. Anderson                    Kristianne Blake


____________________________        ___________________________________
Paul E. Anderson                    Lee C. Gingrich


____________________________        ___________________________________
Paul Anton                          Eleanor W. Palmer


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William E. Baxter                   Raymond P. Tennison, Jr.